TELEHEALTH AND COMMUNICATIONS PLATFORM
 ASSET PURCHASE AGREEMENT
AMONG
GREENFIELD GROVES INC.
AND
HEALTHCARE TECHNOLOGIES LLC

DATED:
SEPTEMBER 2nd, 2020

EXHIBITS
Exhibits	Description

Exhibit A	Certain Definitions
Exhibit B Exhibit C Exhibit D	Bill of Sale and Assignment Intellectual Property Assignment Named List

SCHEDULES
Buyer Schedules	Description

1.0	Purchased Assets

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the “Agreement”) is made as of the 2nd day of September, 2020, by and among, GREENFIELD GROVES INC., having a business address at 1875 Jamboree Road, #6, Irvine, CA 92612 (hereafter, “GGI” or “Buyer”), HEALTHCARE TECHNOLOGIES LLC, having an address at 4695 MacArthur Ct 11th Floor, Suite 1133, Newport Beach, CA 92660 (hereafter, “HT” or “Seller”).
BACKGROUND
WHEREAS, Seller has developed a proprietary Software platform and intellectual properties in the business of telehealth and telemedicine / patient communications; personalized product, service, prescription recommendations, inclusive of custom diet and nutrition regiments; record keeping; and customer relationship management (the “Software”);
WHEREAS, Buyer desires to purchase certain assets from Seller; and
WHEREAS, Seller desires to sell such assets under the terms and conditions set forth in this Agreement, and Buyer has agreed to purchase such assets under such terms and conditions; and
WHEREAS, Buyer desires to license such Software under the terms and conditions set forth in this Agreement to BodyPro Chiropractic and Wellness by Dr. Tony Ganem under such terms and conditions; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, Seller, and Buyer agree as follows:
ARTICLE I – SALE AND PURCHASE OF ASSETS
Section 1.01 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.01), Seller hereby assigns and transfers to Buyer, and Buyer will purchase, acquire and take assignment from Seller (the “Acquisition”), the assets of Seller set forth on Schedule 1.0 (the “Purchased Assets”), free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind (“Encumbrances”).
Section 1.02 No Assumed Obligations. The Buyer does not assume and shall have no responsibility for any of the Seller obligations related to the Purchased Assets (including leases and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the Seller.
Section 1.03 Consideration. At the Closing (as defined in Section 2.01), GGI shall deliver to Seller and/or their assigns an aggregate of $500,000 (the “Cash”), and 500,000 shares of its common stock (the “Shares”).
Section 1.04 Reporting of Asset Sale. Each party agrees to report the purchase and sale contemplated herein on Internal Revenue Service Form 8594 or such other form as appropriate. Any adjustment to the aggregate consideration to be paid by the Buyer hereunder shall result in an appropriate adjustment to the purchase price.  Any software included in the Purchased Assets or any copy thereof shall, when delivered to the Buyer by the Seller, be delivered by remote telecommunications from the Seller’s place of business, to the Buyer’s computer server, and the Buyer will not obtain possession of a copy of such Software in any tangible storage media, so that the transfer of such Software will be exempt from California sales and use tax pursuant to Cal. Code Regs. Section 1502(f)(1)(D).

ARTICLE II – CLOSING; DOCUMENTS OF CONVEYANCE
Section 2.01 Closing. Subject to the satisfaction of the conditions set forth in Articles V and VI, the purchase and sale contemplated hereby shall be consummated at a closing (referred to herein as the “Closing”) to be held at the offices of GGI or such other place as the parties shall mutually agree, on the earliest reasonably possible date after all conditions to Closing have been satisfied or waived, or such other date as the parties shall mutually agree (the “Closing Date”). The purchase and sale shall be deemed effective for all purposes as of 5 p.m. Pacific time on the Closing Date (the “Effective Time”).
Section 2.02 Actions to be Taken prior to the Closing.
(a) Seller shall provide screenshots of the click-stream currently existing in the Software, as viewed by the patients, practitioner and supporting resources.  It is mutually understood that all confidential information of the patient or practitioner will be redacted by Seller and any and all presentation materials will formally be approved by Seller prior to Buyer utilizing (the “Presentation Materials”). At the request of the Buyer, Seller may create and perform various customizations and/or modifications, costs to be the responsibility of the Buyer, within a Sandbox (the “Sandbox”) the Seller controls on the servers and with the contracted developers the Seller maintains, to suit immediate presentation needs of the Buyer and Seller prior to formal Closing.
 (b)   Seller and Buyer mutually agree in advance that if the Closing does not occur due to Buyer not securing the minimum equity financing set forth in Section 5.08, Buyer will destroy the Software Presentation Materials.
Section 2.03 Actions to be Taken at the Closing. At or contemporaneously with the Closing, the parties shall take or will have taken the following actions and shall deliver or shall have delivered the following documents:
(a) Seller shall execute and deliver to Buyer a Bill of Sale and Assignment Agreement substantially in the form attached hereto as Exhibit B (the “Bill of Sale”) and an Intellectual Property Assignment substantially in the form attached hereto as Exhibit C (the “IP Assignment”), together with such other instruments of conveyance and evidence of the transfer of title to the Purchased Assets from Seller.
(b) Buyer shall have caused to be delivered to Seller a Cash payment via wire transfer and certificates representing the Shares.
 (c)    Buyer and Seller shall each deliver to the other (to the extent applicable), all other Transaction Documents, including consents, releases, waivers and approvals (including, without limitation, resolutions and incumbency certificates of the directors and officers of each, and necessary minutes or resolutions of the stockholders of each) required for each party to enter into this Agreement and consummate the transactions described herein and referred to in Articles V and VI.
(d) Buyer shall enter into a separate licensing agreement with BodyPro Chiropractic and Wellness by Dr. Tony Ganem per the terms set forth in Section 8.04.
Section 2.04 Transfer of Possession. Upon the date of the Closing, Seller shall deliver to the Buyer full possession and enjoyment of the Purchased Assets, subject to the terms of this provision.  Buyer shall have the sole and exclusive world-wide right to use the Purchased Assets from the date of this Agreement, and will extend a free, perpetual license, granted in Section 8.04, to BodyPro Chiropractic and Wellness by Dr. Tony Ganem. In the event the transactions contemplated by this Agreement are terminated as provided herein, the return to Seller of the Purchased Assets shall be governed by Section 9.02(b) of this Agreement.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct, to the best of Buyer’s knowledge, as of the date hereof and as of the Closing, except as set forth in the disclosure schedule which may be provided by Buyer to Seller on the date hereof and accepted in writing by Seller (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule, if any, shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Buyer Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III.  For purposes of this Article III, the phrase “to the knowledge of Buyer” or any phrase of similar import shall be deemed to refer to any and all information actually known by any officer or director of Buyer or which such officer or director would have known after reasonable inquiry and investigation.
Section 3.01 Organization, Qualification and Corporate Power. GGI is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada. Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer has furnished or made available to Seller complete and accurate copies of its certificate of incorporation and bylaws. Buyer is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.
Section 3.02 Legal Proceedings. There is no pending Legal Proceeding, and, to the best of the knowledge of Buyer, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.
Section 3.03 Authority; Binding Nature of Agreement. Buyer has all requisite power and authority to enter into and to perform its obligations under the Transaction Documents; the execution, delivery and performance by Buyer of the Transaction Documents have been duly authorized by all necessary action on the part of Buyer and their board of directors; and the approval of Buyer shareholders is not required. The Transaction Documents constitute the legal, valid and binding obligation of Buyer, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Buyer will deliver to Seller such evidence of the authorization of its execution, delivery, and performance of the Transaction Documents as Seller may reasonably request.
Section 3.04 Non-Contravention. Neither (i) the execution delivery or performance of the Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):
(a) contravene, conflict with or result in a violation of (i) the provisions of the respective articles of incorporation or bylaws of Buyer, or (ii) any resolution adopted by the shareholders or board of directors of Buyer; or
(b) contravene, conflict with or result in a violation of, or give any Governmental Body or any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment, or decree to which Buyer, or any of the assets owned or used by them, is subject.

Section 3.05 Valid Issuance. The Shares will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
Section 3.06 No Additional Agreements. Buyer does not have any understanding with Seller with respect to the transactions contemplated by this Agreement other than as specified in this Agreement, and the other Transaction Documents.
ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct, to the best of Sellers’s knowledge, except as set forth in the disclosure schedule, which is to be provided by Seller to Buyer on the date hereof and accepted in writing by Buyer (the “Seller Disclosure Schedule”), inclusive of Software warranty provisions.  The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article IV, the disclosures in any numbered paragraph of the Seller Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article IV.  For purposes of this Article IV, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to any and all information actually known by Seller or which Seller would have known after reasonable inquiry and investigation.
Section 4.01 Legal Proceedings. There is no pending Legal Proceeding, and, to the best of the knowledge of Seller, no Person has threatened to commence any Legal Proceeding: (i) that involves Seller or any of the Purchased Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.
Section 4.02 Assets. Seller has, and will have at the Closing, good, valid and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances. Seller has not sold, transferred, assigned or conveyed any of its right, title and interest, or granted or entered into any option to purchase or acquire any of its right, title or interest, in and to any of the Purchased Assets. No third party has any option or right to acquire any of the Purchased Assets.  The Software was created exclusively by employees, shareholders and/or independent contractors of Seller acting within the scope of their employment or engagement with Seller.
Section 4.03 Compliance with Laws. Seller has at all times conducted its business related to the Purchased Assets, to the best of Seller’s knowledge, in compliance with all applicable laws, regulations, ordinances and other requirements of all Governmental Bodies (including applicable federal, state and local laws, rules and regulations respecting occupational safety and health standards). Seller has not received any notice, advice, claim or complaint from any employee or Governmental Body that Seller has not conducted, or is not presently conducting, its business and operations, if any, related to the Purchased Assets in accordance with all applicable laws and other requirements of Governmental Bodies.
Section 4.04 Authority; Binding Nature of Agreement. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Documents. The Transaction Documents constitute the legal, valid and binding obligation of the Seller, enforceable against each the Seller in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, the Seller will deliver to Buyer such evidence of the authorization of Seller’s execution, delivery, and performance of the Transaction Documents as Buyer may reasonably request.
Section 4.05 Non-Contravention. Neither (i) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller, or any of the Purchased Assets are subject; or
(b) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract to which Seller or the Purchased Assets are subject, or give any Person the right to (i) declare a default or exercise any remedy under any such contract, (ii) accelerate the maturity or performance of any such contract, or (iii) cancel, terminate or modify any such contract.
Section 4.06 Intellectual Property.
(a) Seller has the valid and exclusive right to use all Intellectual Property (as defined below) related to the Purchased Assets. No other Person has any rights to any of the Intellectual Property related to the Purchased Assets, and no Person or Entity is infringing, violating or misappropriating any of the Intellectual Property that Seller has an exclusive right to use.  For purposes of this Agreement, “Intellectual Property” means, among other things, all (a) patents, patent applications, registrations, patent disclosures and all related continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all improvements thereon and extensions thereof, (b) trademarks, service marks, trade dress, logos, slogans, corporate names, trade names, domain names (excluding bodypro.com and its exacting sub-domains), web-based technology and website content, social media, including social media accounts and handles, and other designations of source, origin, sponsorship, endorsement or certification of the intellectual property, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor, (c) copyrights and registrations and applications therefor, together with all translations, adaptations, derivations and combinations therefor, works of authorship, publications, website content, and moral rights, (d) confidential and proprietary information, including, without limitation, trade secrets, concepts, ideas, research and development, financial, marketing and business data, pricing and cost information, business and marketing plans, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer and supplier lists and information, (e) computer programs, software, including any and all software implementations of algorithms, hardware, models and methodologies, whether in source code or object code, operating systems, design documents, website code, operating systems and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof, (f) other intellectual property or similar, corresponding or equivalent right to any of the foregoing, whether or not any of these is registered and including any registrations and applications for registration of any of the foregoing in (a) through (e), (g) all rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons, as well as all suits, actions or other proceedings and rights to sue at law or in equity for any past, present or future infringements, misappropriations or other impairment of any of the foregoing in (a) through (g), including the right to receive all proceeds and damages therefrom, and all rights of protection of interest therein under the laws of all jurisdictions, and (h) copies and tangible embodiments or descriptions of any and all of the foregoing (in whatever form or medium).
(b) The use, manufacture, copying, distribution, offering for sale, importing or sale of the Purchased Assets does not, and will not, infringe or misappropriate any Intellectual Property Right of any third party.  Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation of any Intellectual Property of any other Person or Entity, and to the knowledge of Seller there is no basis for such claims.
(c) Seller has no agreements with any Person or Entity pursuant to which Seller may obtain rights to Intellectual Property material to the Purchased Assets that is owned by a Person or Entity other than Seller. Seller is not obligated to pay any royalties or other compensation to any third party in respect of the ownership, use or license of any of the Purchased Assets.

(d) Seller has taken commercially reasonable precautions (i) to protect their rights in and confidentiality of the Purchased Assets and (ii) to maintain the confidentiality of their trade secrets and know-how. There have been no acts or omissions by Seller or their agents, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of the Purchased Assets.
(e) Seller has not licensed any Intellectual Property Right in or to any Purchased Asset to any third party.  There are no other contracts, licenses or agreements between Seller and any other person with respect to any Purchased Asset.
(f) Schedule 1.0 lists all Registered Intellectual Property relating to the Purchased Assets, including the jurisdictions in which each Registered Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed. Seller has taken all actions necessary to maintain the Registered Intellectual Property, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered Intellectual Property have been duly recorded with the appropriate governmental authorities.  Schedule 1.0 sets forth, as of the date of this Agreement, a true and complete list of all material actions that must be taken within 90 days of the date hereof with respect to any of the Registered Intellectual Property.  Seller has complied with all applicable notice and marking requirements for the Registered Intellectual Property.  None of the Registered Intellectual Property rights has been adjudged invalid or unenforceable in whole or part and all Registered Intellectual Property rights are subsisting, and to Seller's knowledge, are valid and enforceable.  Seller has not received any written document or communication, and Seller has no knowledge of any oral or other communication, questioning or challenging the patentability or validity of any claims of any of the foregoing registrations and applications.
(g) The Software is in conformity in all material respects with all applicable documentation, including without limitation documentation which is part of the Purchased The Software and to the best of sellers knowledge is free of all “viruses”, “worms”, “faults”, “errors”, “trojan horses”, “time bombs”, “back doors”, and other errors, defects, infections or harmful routines that could disrupt, disable, harm, distort or otherwise impede in any manner the operation of the Software, or any other associated software, firmware, hardware, computer system or network.  No source code for the Software has ever been placed into an escrow for the benefit of any third party or subject to any similar arrangement.  The manner and form in which Seller uses and distributes any Open Source material with or in the Software (A) does not require that the source code of any Software be disclosed or distributed and (B) complies with the terms of the applicable licenses for such Open Source material.
(h) The Purchased Assets constitute all of the assets and properties used and necessary to permit the Buyer to use the Software following the Closing in the same manner as presently conducted and proposed by Buyer to be conducted.
Section 4.07 Royalties, Commissions, Fees.  As of the Closing Date, there shall be no Entity or Person due or owed any continuing interest, including any royalty, commission fee or other payment related to the Purchased Assets.
Section 4.08 Absence of Certain Changes or Events.  Except as would not have a Material Adverse Effect, from the date of this Agreement through the Closing, there will not be:
(a) any damage, destruction or loss relating to the Purchased Assets, whether or not covered by insurance, that would have a Material Adverse Effect; or

(b) any mortgage, pledge, transfer of a security interest in, or lien, created by Seller, with respect to any of the Purchased Assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Seller’s ownership or use of such property or assets;
Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 4.10 Full Disclosure. The Transaction Documents delivered by Seller to Buyer in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.
ARTICLE V – CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
Section 5.01 Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement and in each of the other Transaction Documents delivered to Buyer in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing.
Section 5.02 Performance of Covenants. Each covenant or obligation that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.
Section 5.03 Consents. All necessary board, stockholder, and third-party consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained (and copies thereof shall have been provided to Buyer) and shall be in full force and effect.
Section 5.04 Release of Liens and Security Interests. All liens and security interests on the Purchased Assets, if any, shall be released and all related discharge of lien notices and forms shall be filed and recorded in the appropriate government offices in accordance with the requirements of the Uniform Commercial Code and copies of such notices and forms shall have been provided to Buyer.
Section 5.05 Agreements and Documents. Buyer shall have received a certificate executed by Seller containing the representation and warranty of Seller that each of the representations and warranties set forth in Article IV is accurate in all material respects as of the Closing Date and that the conditions set forth in Article V have been duly satisfied.
Section 5.06 No Legal Proceedings. No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.
Section 5.07 Due Diligence Review. Buyer shall have reviewed and approved all materials in the possession and control of Seller, which are germane to the decision of Buyer to proceed with the Asset Purchase. Buyer and their advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition and both Buyer and their advisors shall have been satisfied with the results of such due diligence.

Section 5.08 Buyer Financing. Buyer shall have received at least one-million dollars ($1,000,000.00 USD) in gross proceeds from the equity financing to be conducted by Buyer following the date of this Agreement, of which will be considered the triggering amount of Buyer to issue to Seller the agreed upon amount of Cash and Stock.
ARTICLE VI – CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:
Section 6.01 Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement and in each of the other Transaction Documents delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing.
Section 6.02 Performance of Covenants. All of the covenants and obligations that Buyer are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.
Section 6.03 Consents, Waivers, Releases. All consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.
Section 6.04 Agreements and Documents. Seller shall have received a certificate executed by Buyer containing the representation and warranty that each of the representations and warranties set forth in Article III are accurate in all material respects as of the Closing Date and that the conditions set forth in Article VI have been duly satisfied.
ARTICLE VII – SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
Section 7.01 Survival. The right to bring claims or assert causes of action for breach of any covenants, agreements, representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date, provided, however, that (i) the covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing; and (ii) the covenants and agreements which by their terms contemplate performance after the Closing shall survive until the date specified in this Agreement or the Transaction Documents as the termination date for such covenants and agreements, or if no such date is specified, then such covenants and agreements shall survive until the expiration of any statute of limitations.
Section 7.02 Seller’s Agreement to Indemnify. Subject to the terms, conditions and limitations of this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer, its officers, employees, directors, stockholders, agents, successors and assigns (the “Buyer Indemnitees”) from and against all Damages to which any Buyer Indemnitee may become subject as a result of, arising out of, or based on any of the following:
(a) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or any other Transaction Document, notwithstanding it is mutually understood that the Software is being purchased from Seller by Buyer is being purchased in a state of completion (“As Is”);
(b) any breach, non-compliance, violation or non-fulfillment of any covenant or agreement contained in or made by Seller in this Agreement or any other Transaction Document;
(c) liabilities, obligations, or claims related to the Purchased Assets arising out of facts, conditions or circumstances occurring prior to the Closing Date; and

(d) any claim or liability for brokerage commissions or finder’s fees incurred by reason of any action taken by Seller.
Section 7.03 Buyers’ Agreement to Indemnify.  Subject to the terms, conditions and limitations of this Agreement, Buyer agrees to indemnify, defend and hold harmless Seller, its successors and assigns (the “Seller Indemnitees”) from and against all Damages to which any Seller Indemnitee, including BodyPro Chiropractic and Wellness by Dr. Tony Ganem, may become subject as a result of, arising out of, or based in any of the following:
(a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or any other Transaction Document;
(b) any breach, non-compliance, violation or non-fulfillment of any covenant or agreement contained in or made by Buyer in this Agreement or any other Transaction Document; or
(c) any breach of confidential patient data caused by gross negligence of Buyer or HIPAA non-compliance.
Section 7.04 Procedures for Resolution and Payment of Claims for Indemnification.
(a) If a Buyer Indemnitee or Seller Indemnitee (an “Indemnitee”) shall incur any Damages or determines that it is likely to incur any Damages, and believes that it is entitled to be indemnified against such Damages by another party hereunder (the “Indemnitor”), such Indemnitee shall give prompt notice to the Indemnitor of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnitor such information with respect thereto as the Indemnitor may reasonably request (“Indemnitee’s Certificate”), but failure to give such notice shall relieve the Indemnitor of any liability hereunder only to the extent that the Indemnitor has suffered actual prejudice thereby.
(b) In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnitee’s Certificate, the Indemnitor shall within thirty (30) days after receipt by the Indemnitor of such Indemnitee’s Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the thirty (30) day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected.  If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement.
(c) Claims for Damages specified in any Indemnitee’s Certificate to which an Indemnitor shall not object in writing and claims for Damages resolved in accordance with Section 7.04(b) are hereinafter referred to, collectively, as Agreed Claims (the “Agreed Claims”).
(d) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the reasonable judgment of such Indemnitee, will result in the incurrence by such Indemnitee of Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses).  Failure to receive notice from Indemnitee shall not amend any rights, obligations or limitations set forth in this Article.  Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the Indemnitor shall not be responsible for the fees and expenses of such counsel unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and Indemnitor and such Indemnitee shall have furnished Indemnitor an opinion of counsel to the effect that there may be one or more legal defenses available to Indemnitee which are different from or additional to those available to Indemnitor, in which event Indemnitor shall only be responsible for the fees and expenses of one separate firm of attorneys for all Indemnitees.  If the Indemnitor, within a reasonable time after notice of any such third party claim, fails in good faith to defend the Indemnitee against such claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject always to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.  No Indemnitor shall be liable to indemnify any Indemnitee for any settlement or compromise of any such action or claim effected without the consent of the Indemnitor which shall not be unreasonably withheld or delayed; but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff or claimant in any such action, the Indemnitor shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment (but only to the extent provided in this Article).
Section 7.05 Remedies Exclusive. Except in instances of fraud or intentional misconduct or misrepresentation, the remedies provided in this Article shall be the sole and exclusive remedies of the Seller and Buyer, respectively, after the Closing for monetary damages in connection with the transactions contemplated by this Agreement including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein.  Buyer or Seller may not commence any suit, action or proceeding against the other with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce the express rights under this Article.
ARTICLE VIII – COVENANTS; CONDUCT OF THE PARTIES AFTER CLOSING
Section 8.01 Cooperation. Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to Buyer. Seller will make all Software available to Buyer and will facilitate the transfer of all Purchased Assets to Buyer of which Buyer assumes all cost to the Software transfer.  Without limiting the generality of the foregoing, Seller, at the request of Buyer and without additional consideration, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will sign any documents necessary or useful to ensure that all of the right, title and interest in and to the Purchased Assets vests in Buyer, and will take such other actions as may reasonably be required to convey and deliver to Buyer more effective title to the Purchased Assets, or to confirm and perfect Buyers’ title thereto, as contemplated by this Agreement.
Section 8.02 SAS Non-Competitive License and Named List. The Parties have potentially identified opportunities to license the Software in the form of software as a service, so as long as the licensing efforts do not create a competitive landscape to the Buyer (a “SAS Non-Competitive License”).  Seller has identified Non-Competitive License opportunities (the “Named List”) of which are contained on Exhibit D. If any opportunities found on the Named List shall materialize into commercial transactions, Seller will be entitled to a Royalty Fee as contained in Section 8.03.
Section 8.03 Seller Royalty on Non-Competitive Licenses. In the event Buyer licenses the Software to a licensee for use in a Non-Competitive License agreement to any licensee that the parties mutually agree is not competitive or is on the Named List, Buyer shall pay to Seller a Royalty Fee equal to 50% of any licensing fees actually received by Buyer from any such Non-Competitive License, net of normal technology fees, marketing, sales and servicing costs, credits, chargebacks, refunds and setoffs (the “Royalty Fee”).
Section 8.04 Limited License Back. Buyer hereby grants to BodyPro Chiropractic and Wellness by Dr. Tony Ganem a non-exclusive limited perpetual license to use the Software on a royalty free basis, without the right to sublicense, solely for the limited purpose of the continuation of managing Seller’s existing medical practice BodyPro Chiropractic and Wellness by Dr. Tony Ganem. Parties mutually agree that this perpetual license of the Software at no point will contain less features and fields (the “Feature Sets”) than exist on the date of Closing and Buyer agrees to reasonably maintain the software at all times. Additionally, as the Software is continued to be developed by Buyer, BodyPro Chiropractic and Wellness by Dr. Tony Ganem will have immediate access to new Feature Sets if Seller so choses to use the new Feature Sets for BodyPro Chiropractic and Wellness by Dr. Tony Ganem.

Section 8.05 Affiliate Sales of Goods and Services. Buyer shall pay to Seller an amount equal to 50% of the net profit of affiliate sales, defined as commissionable sales from tertiary websites or tele-sales methods such as can be found on Amazon.com and that may be marketed by way of the Software for consumers to purchase goods and services, net of credits, chargebacks, refunds and setoffs in which the Purchased Assets were used to generate the sale.
Section 8.06 Right of First Refusal. If at any time Seller desires to transfer any of the Shares, Seller shall first deliver a written notice (the “Offer Notice”) to the Buyer specifying in reasonable detail the identity of the potential transferee(s), the number of Shares to be transferred (the “Offered Shares”), the price and other terms and conditions of the proposed transfer.  Buyer may elect to purchase all or any portion of the Offered Shares at the price and on the other terms set forth in the Offer Notice by delivering written notice of such election to the Seller within thirty (30) days of delivery of the Offer Notice.  If the consideration to be paid by the potential transferee for the Offered Shares is anything other than cash, Buyer may pay the cash equivalent value as determined in good faith by the board of directors of Buyer.  If Buyer has elected to purchase any of the Offered Shares from Seller, such purchase shall be consummated as soon as practicable after the delivery of the Buyer’s election notice, but in any event within ninety (90) days after delivery of the Offer Notice.  If Buyer does not elect to purchase all of the Offered Shares the Seller shall have the right, within ninety (90) days following the final determination, to transfer such Offered Shares which are not being purchased by Buyer to the potential transferee(s) specified in the Offer Notice in the amounts specified in the Offer Notice and at a price not less than the price per Share specified in the Offer Notice and on other terms no more favorable to the potential transferee(s) than those specified in the Offer Notice.
Section 8.07 Put Option. At any time after twenty four (24) months day from the date of Closing, Buyer shall, at the election of the Seller, repurchase for cash all of the Shares then held by Seller at a purchase price of $1 per Share, so long as (i) such aggregate repurchase price for the Shares would not be in excess of ten percent (10%) of the Buyer’s available cash on its then current balance sheet, as determined in good faith by the board of directors of the Buyer based upon the cash on the Buyer’s balance sheet in excess of the Buyer’s forecasted cash burn for a forward-looking six month period, and (ii) such repurchase would be permissible under applicable law.
ARTICLE IX – TERMINATION
Section 9.01 Termination of Agreement. This Agreement may be terminated:
(a) prior to the Closing by mutual agreement of the parties; or
(b) prior to the Closing by Buyer upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions set forth in Article VI cannot be satisfied on or prior to March 31, 2021; or
(c) prior to the Closing by Seller upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions set forth in Article VII cannot be satisfied on or prior to March 31, 2021; or
(d) by either party after March 31, 2021 if the Closing has not occurred on or prior to such date, provided that the party giving notice of termination is not responsible for the failure to close on or prior to such date. Additionally, the Parties may mutually agree to extend this date to a period to be later defined.

Section 9.02 Termination Procedure; Effect of Termination.
(a) In the event of termination by Seller or Buyer, or by the mutual agreement of Seller and Buyer, pursuant to Section 9.01 of this Agreement, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action or liability by either party or parties to the other (except for liability of any party for the willful breach of this Agreement).
(b) If the transactions contemplated by this Agreement are terminated as provided herein, Seller and Buyer shall return the Purchased Assets to Seller and all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same.  Seller shall return to Buyer any Cash or Shares that had been advanced by Buyer.
(c) In the event this Agreement is terminated, each party will keep confidential any information (unless such information is public information or is otherwise required by law to be disclosed) obtained from the other party in connection with the transactions contemplated hereby and will not use, develop or disclose any such information in any manner whatsoever based on information provided by the other for a period of two (2) years.
ARTICLE X – MISCELLANEOUS
Section 10.01 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
Section 10.02 Fees and Expenses. All fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by any party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other party's business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated hereby shall be paid: (i) by Buyer, if incurred by Buyer; and (ii) by Seller, if incurred by Seller.
Section 10.03 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):
if to Buyer:
Greenfield Groves Inc.
Attn: Lindsay Giguiere
18575 Jamboree Road #6
Irvine, California 92612

if to Seller:
Healthcare Technologies LLC
Attn: Anthony Ganem
4695 MacArthur Ct, 11th Floor, Suite 1133
Newport Beach, CA 92660

Section 10.04 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person, Entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons, Entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
Section 10.05 Headings. The Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
Section 10.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
Section 10.07 Governing Law.
(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
Section 10.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party, unless mutually agreed to by the Parties.
Section 10.09 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
Section 10.11 Waiver.
(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument mutually agreed to by the Parties and duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
Section 10.13 Entire Agreement. This Agreement and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
Buyer:
GREENFIELD GROVES INC.

By: /s/ Lindsay Giguiere
 Lindsay Giguiere
President

Seller:
HEALTHCARE TECHNOLOGIES LLC

By:          /s/ Anthony Ganem
Anthony Ganem
President, Member

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
CONSENT. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including from a Governmental Body).
COPYRIGHTS.  “Copyrights” means (i) any copyright in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., whether registered or unregistered, including any applications for registration thereof, (ii) any corresponding foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and (iii) moral rights under the laws of any jurisdiction.
DAMAGES “Damages” shall mean all demands, claims, actions or causes of action, assessments, judgments, fines, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and exemplary damages, costs of investigation, clean-up and remediation and reasonable attorneys’ fees and reasonable expenses.
ENTITY. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
GOVERNMENTAL BODY. “Governmental Body” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, local or other political subdivision.
INTELLECTUAL PROPERTY RIGHTS.  “Intellectual Property Rights” means all current and future worldwide common law and statutory rights, whether arising under the laws of the United States of America or any other state, country, jurisdiction, government, or public legal authority, in, to, or associated with: (i) Copyrights and all other rights in software and other works of authorship; (ii) rights in or to inventions, invention disclosures, formulae, ideas, concepts, drawings, specifications, designs, plans, trade secrets, proprietary information, industrial models, and know-how; (iii) Patents and Patent applications; (iv) Trademarks and goodwill associated therewith; (v) all rights in or to data, databases, data collections, and data compilations; (vi) all other proprietary or intellectual property rights; (vii) any rights analogous or similar to any of the above; (viii) applications for, divisions, continuations, renewals, reissuances, and extensions of the foregoing (as applicable); (ix) rights to apply for, file for, certify, register, record, or perfect any of the foregoing; and (x) all right, title and interest in and to any and all causes of action and rights of recovery for past infringement, or misappropriation, relating to any of the foregoing.
LEGAL PROCEEDING. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
LEGAL REQUIREMENT. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a “Material Adverse Effect” on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in any Closing Certificate but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such Person's business, condition, assets, liabilities, operations, financial performance or prospects.
OPEN SOURCE MATERIAL.  “Open Source Material” shall mean all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
PATENTS.  “Patents” means patent applications and patents, and all divisions, continuations, continuations‑in‑part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re‑examinations.
PERSON. “Person” shall mean any individual, Entity or Governmental Body.
REGISTERED INTELLECTUAL PROPERTY.  “Registered Intellectual Property” means all Seller’s United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent‑to‑use applications, or other registrations or applications related to Trademarks, and domain name registrations; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.
TAX. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
TAX RETURN. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
TRADEMARK.  “Trademark” means any trademark, service mark, trade name, domain name, and the like, or other word, name, symbol or device, or any combination thereof, used or intended to be used to identify and distinguish the source or origin of products or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.
TRANSACTION DOCUMENTS.  “Transaction Documents” shall mean this Agreement and each document, instrument and agreement executed and delivered in respect of the transactions contemplated hereby.

EXHIBIT B
BILL OF SALE AND ASSIGNMENT
KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, HEALTHCARE TECHNOLGIES LLC (“Seller”), does hereby sell, assign, convey, transfer and deliver to GREENFIELD GROVES INC. (“Buyer”), all of Seller’s worldwide rights, title and interest in and to the Purchased Assets, as defined in the Asset Purchase Agreement (the “Agreement”) by and among Buyer, Seller dated September 2, 2020 which is incorporated herein by reference.
Seller hereby warrants to Buyer, their successors and assigns, that Seller is the rightful owner of the Purchased Assets conveyed; that Seller is conveying to Buyer good and merchantable title to all of the Purchased Assets conveyed, free and clear of all liabilities, obligations, claims, and encumbrances of any kind or nature; and that Seller (and Seller’s successors and assigns) will warrant and defend this sale against the claims and demands of all persons whomsoever.
Seller hereby covenants and agrees that he will, at the request of Buyer and without further consideration, execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action as may be reasonably necessary to vest in Buyer, its successors and assigns, good and merchantable title to the Purchased Assets conveyed, free and clear of all liabilities, obligations, claims, and encumbrances of any kind or nature and to put Buyers in control and possession thereof.
Seller does hereby irrevocably constitute Buyer, their successors and assigns, as Seller’s true and lawful attorney-in-fact, with full power of substitution, in Seller’s or Buyers’ name, to claim, demand, collect and receive the Purchased Assets conveyed.
This instrument is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of, the Agreement.
This instrument shall be binding upon Seller and their successors and assigns, and shall inure to the benefit of Buyers and their successors and assigns.
Dated this      day of                20      .

HEALTHCARE TECHNOLGIES LLC

By:

Anthony Ganem

EXHIBIT C
INTELLECTUAL PROPERTY ASSIGNMENT
This Intellectual Property Assignment (“Assignment Agreement”) is made by and between HEALTHCARE TECHNOLGIES LLC (“Seller”), and GREENFIELD GROVES INC. (“Buyer”).
Seller hereby confirms having sold, assigned, transferred, conveyed, and delivered pursuant to the Asset Purchase Agreement by and among Seller and Buyer, dated on the Signing date of September 2, 2020 (the “Asset Purchase Agreement”) which is incorporated herein by reference, and does hereby sell, assign, transfer, convey, and deliver, to Buyer, and Buyer confirms having purchased, acquired, and accepted, and does hereby purchase, acquire, and accepted, from Seller, all of Seller’s right, title, and interest in, to, and under the intellectual property set forth on Schedule 1.0 of the Purchase Agreement, including the Intellectual Property Rights in the Software (the “Assigned IP”), including all goodwill associated therewith, all copyright rights included in the Assigned IP, and all rights of action and remedies for past, present, and future infringements of any of the Assigned IP, in each case, free and clear of all Liens, the same to be held and fully enjoyed by Buyer, its successors, assigns and other legal representatives.  Seller hereby waives, to the fullest extent permissible in any jurisdiction, any and all moral rights in and to the Assigned IP.
Seller shall execute and deliver any and all instruments and documents and take such further actions as may be necessary or reasonably requested by Buyer (including any of its successors/assigns) to document and record with the appropriate authorities the aforesaid assignment and transfer, including all steps that may be reasonably necessary to affect the foregoing assignment of Assigned IP.
This instrument is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of, the Agreement.
This instrument shall be binding upon Seller and their successors and assigns, and shall inure to the benefit of Buyers and their successors and assigns.
Dated this      day of                20      .

HEALTHCARE TECHNOLGIES LLC

By:

Anthony Ganem

EXHIBIT D
NAMED LIST
For purposes of the Agreement (including this Exhibit D), the Named List is as follows:

Business Coaching Consultancies;

Law Firms;

Accounting Firms;

Select Mobile Apps: MyfitnessPal, Fooducate, Suggestic, Nutritionix;

Electronic Medical Record Programs that do not have interactive portals with patients. Examples of such, but not meant to be limited only include are:, MDVIP, Dr. Chrono, CareCloud, Atlas.md, Lifestyle Matrix, Cerbo, PracticeFusion, Kareo, AmazingCharts, Elation Health;

Labs seeking to create patient communication platforms or food lists: Alletess, UsBiotek, Cleveland Heart Labs, Labcorp, Quest;

Corporate Wellness Platforms: Stitch and Hint.com;

Practice Management Groups: Cashpractice.com, MDVIP, GoForward.com;

Practice Management Gurus: Sachin Patel, Datis Kharrazian, Matthew Loop;

Food Delivery Services: InstaCart, UberEats, DoorDash, GrubHub, Postmates; and

The following specifically named companies: Biotics Research, Pure Encapsulations, Apex Energenics, and Cyrex Laboratories.

SCHEDULE 1.0
PURCHASED ASSETS
a.	Tele-health and tele-medicine / Patient Communications and Customer Relationship Management Platform containing, but not limited to, the following features (the “Software”):

i.	Tele-health and tele-medicine patient intake and profiling;
ii.	Practitioner-to-Patient interactive messaging, task management, product suggestion, diet customization; and
iii.	Customer Relationship Management features for customer outreach, management of and circulation of in-application messages.

b.	All Intellectual Property associated with the Software and Intellectual Property Rights in the Software, as is.

c.
All other data, documentation, papers, manuals, graphics, text, applications, code (including, without limitation, all source and object code), inventions, know-how, formulae, algorithms, methods, processes, specifications, ideas, trade secrets, designs, pictures, audio, video, animations, computerized databases, and other content and works of authorship, enhancements, improvements, work-flow methods or other materials or any portions of the foregoing, as well as all copyrights, patents, trademarks, trade secret rights and any other intellectual property rights owned by Seller and/or Owner, and all of Seller’s or Owner’s licensee interests and rights with respect to third party-owned intellectual property, in each case relating to, developed and/or used in connection with, comprising, or embodied in the Software, deliverables, and related intellectual property, including all software related Intellectual Property Rights and related materials such as, by way of example only, forms, reports, instructional materials that accompany or are used in inputting and collecting patient data and utilizing the Software, and similar items that are useful in maximizing the value and usefulness of the Software.